Exhibit 16.1

May 2, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Brookstone, Inc. in the third paragraph of the “Experts” section of the Form S-4 Registration Statement (such Registration Statement to be filed by Brookstone Company, Inc.). Brookstone, Inc. is the successor to Brookstone, Inc., the entity on whose financial statements PricewaterhouseCoopers LLP reported as of January 29, 2005 and for each of the two years in the period ended January 29, 2005. We understand that the S-4 will be filed on or about May 2, 2006 with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form S-4.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP